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                             KIRKPATRICK & LOCKHART LLP
                          1800 MASSACHUSETTS AVENUE, N.W.
                                     2ND FLOOR
                            WASHINGTON, D.C. 20036-1800
                               TELEPHONE 202-778-9000


                                  August 28, 1998


PaineWebber Municipal Money Market Series
1285 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

     You have requested our opinion, as counsel to PaineWebber Municipal Money Market Series ("Trust"), as to certain matters regarding the issuance of certain Shares of the Trust. As used in this letter, the term "Shares" means the shares of beneficial interest of the series of the Trust listed below during the time that Post-Effective Amendment No. 14 to the Trust's Registration Statement on Form N-1A ("PEA") is effective and has not been superseded by another post-effective amendment. This series of the Trust is PaineWebber RMA New Jersey Municipal Money Fund.

     As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board of Trustees as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) in the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by unincorporated voluntary associations and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by the PEA, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.

     We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that persons with claims against the Trust shall look solely to the Trust property for satisfaction of claims of any nature arising in connection with the affairs of the Trust and that no shareholder shall be subject to any personal liability in connection with any liability of the Trust.

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PaineWebber Municipal Money Market Series
August 28, 1998
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It also states that notice of such disclaimer may be given in any obligation, contract, instrument, certificate or undertaking made or issued by the trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides:
(1) that the Trust shall indemnify and hold each shareholder harmless from and against all claims and liabilities to which such shareholder may become subject by reason of having been a shareholder and (2) that the Trust shall reimburse such shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, such indemnification and reimbursement to be made out of the assets of the one or more series of which the shareholder was a shareholder at the time the act or event occurred which gave rise to the claim against or liability of such shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

     We hereby consent to this opinion accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of the PEA.

                              Very truly yours,

                              /s/ Kirkpatrick & Lockhart LLP

                              KIRKPATRICK & LOCKHART LLP